Exhibit 99.1

Ellington Financial LLC Reports Third Quarter 2015 Results
OLD GREENWICH, Connecticut—November 5, 2015
Ellington Financial LLC (NYSE: EFC) today reported financial results for the quarter ended September 30, 2015.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the third quarter was $3.9 million, or $0.12 per basic and diluted share, as compared to net income of $13.2 million, or $0.39 per basic and diluted share, for the quarter ended June 30, 2015.

•
Book value per share as of September 30, 2015 was $22.22 on a diluted basis, after payment of a quarterly dividend in the third quarter of $0.65 per share, as compared to book value per share of $22.75 on a diluted basis as of June 30, 2015.

•	Our Credit strategy generated gross income of $10.6 million for the quarter ended September 30, 2015.

•	Our Agency strategy generated a gross loss of $1.8 million for the quarter ended September 30, 2015.

•
Our Board of Directors declared a dividend of $0.50 per share for the third quarter of 2015, equating to an annualized dividend yield of 11.1% based on the November 4, 2015 closing price of $18.07; dividends are paid quarterly in arrears. Together with the new share repurchase program announced in August, the new dividend level reflects a significant refinement of our capital management strategy.

Third Quarter 2015 Results
"We were able to generate net income of $3.9 million, or $0.12 per share, on a fully mark-to-market basis for the third quarter despite difficult dynamics impacting most sectors of the fixed income market," said Laurence Penn, Chief Executive Officer and President. "As the markets reacted to weakness in China and other areas of the global economy, interest rates fell and credit spreads significantly widened. In the face of these headwinds, our credit hedges partially offset some of the impact of widening spreads. We also benefited from the fact that many of the asset classes that we have been adding as part of our ongoing portfolio realignment are generally less sensitive to interest rate movements and global macroeconomic events. These asset classes include our consumer loans and our distressed small balance commercial loans, both of which performed well during the quarter.
"While the spread widening negatively impacted our earnings on a mark-to-market basis, our low leverage left us well positioned to acquire assets at attractive entry points in many of our sectors that were hardest hit, such as CMBS and CLOs. We continued to take advantage of profitable selling opportunities in our non-Agency RMBS portfolio, as spreads in this sector were not impacted nearly as much in the third quarter as other asset classes. As part of a broader portfolio realignment, we continue to redeploy the proceeds from these sales of non-Agency RMBS into other areas where we see both current opportunities and growth potential, including consumer loans, small balance commercial loans, European MBS and ABS, CLOs, and non-performing loans.
"Our new $0.50 dividend level, together with our share repurchase program announced last quarter, are the primary components of a significant refinement in our capital management strategy. As a publicly traded partnership as opposed to a REIT, we have the ability to be opportunistic with both our payout ratio and our share repurchase strategy. With our stock trading at a substantial discount to our assets, these refinements allow us to meaningfully increase our share repurchases, which will be immediately accretive to book value and will amplify the earnings power of our assets for our shareholders. We believe that our refined capital management strategy is an important step in achieving our goal, which, as always, is to maximize long-term value for our shareholders.
"To be clear, our new dividend level is not reflective of any less confidence in our earnings capabilities. To the contrary, thanks to our broad expertise and increasing presence in a wider variety of sectors, and the opportunities that we see both today and on the horizon in these sectors, we are as optimistic about our business prospects as ever."
Credit
Our Credit strategy (which in prior periods we referred to as our non-Agency strategy) generated gross income of $10.6 million for the third quarter, or $0.31 per share. Income from this strategy was driven by interest income and other income and net credit hedges and other activities, partially offset by net realized and unrealized losses on investments, net losses on interest rate hedges, interest expense, and other investment related expenses. During the third quarter, we turned over approximately 24% of our Credit bond portfolio, as measured by sales, excluding paydowns. Active portfolio trading is a key component of our strategy, and we trade our bond portfolio not only for the generation of total return, but also to enhance the composition of our portfolio. As of September 30, 2015, our total long Credit portfolio was $618.4 million, as compared to $720.8 million as of

June 30, 2015, representing a decrease of 14%. The decline in the size of our Credit portfolio over the course of the quarter was primarily related to our selling of non-Agency RMBS, with proceeds partially redeployed into several of our other Credit asset classes. Our RMBS, CMBS, residential, consumer and commercial mortgage loans, CLOs, equities trading strategy, and credit hedges all contributed positively to our results for the quarter, while our distressed debt and equity investments and our interest rate hedges served as a drag on our results. We implement our equities trading strategy through the use of total return swaps, and their contribution to our results is included in our summary operating results under the caption "Net credit hedges and other activities."
Market volatility and uncertainty around the direction of interest rates continued in the third quarter. Slowing growth in the Chinese economy and weakening fundamentals in many emerging market economies spread fears of slower global growth, leading to a steep decline in long-term U.S. interest rates, a broad sell-off in global equity markets, and a significant widening in global credit spreads. Over the course of the quarter, financial markets were grappling with conflicting forces: on the one hand a global economy that was slowing, and on the other hand a U.S. economy that appeared strong enough for the Federal Reserve to begin tightening monetary policy in September. Despite concerns over Federal Reserve tightening, long-term U.S. interest rates declined sharply and the yield curve flattened as investors sought the safe haven of U.S. Treasury securities, and this trend continued when the Federal Reserve chose not to raise the target federal funds rate in September. The 10-year U.S. Treasury yield ended the third quarter sharply lower at 2.04% as compared to 2.35% at the end of the second quarter, a drop of 31 basis points, while the 2-year U.S. Treasury yield dropped only 1 basis point, from 0.64% to 0.63% over the course of the quarter. Interest rate swap rates decreased even more than Treasuries across the yield curve, with 2-year and 10-year swap rates falling 16 basis points and 46 basis points, respectively, over the course of the quarter. The average rate for a fixed rate 30-year conventional mortgage also decreased over the course of the third quarter, falling 0.23% to 3.85% as of September 30, 2015.
Relative to certain other sectors of the fixed income market such as new issue CMBS and high-yield corporate credit, non-Agency RMBS performed well during the third quarter. Yield spread widening for non-Agency RMBS was relatively contained, as strong housing fundamentals continued to support the sector. Over the course of the year, we have steadily sold down our legacy non-Agency RMBS holdings, not only to take advantage when prices hit our exit targets, but also to redeploy proceeds into other asset classes. Relative to other credit sectors, the non-Agency RMBS market continues to be supported by favorable technical conditions, most notably the absence of a new issue market (in contrast with the CMBS market, where new issue supply has been heavy). As of September 30, 2015, our investments in U.S. non-Agency RMBS totaled $266.0 million as compared to $350.2 million as of June 30, 2015.
During the third quarter, we had net gains from our credit hedges and net losses from our interest rate hedges. Our credit hedges are primarily in the form of short credit default swaps, or "CDS," on high-yield corporate bond indices, as well as tranches and options on these indices. Yield spreads on high-yield corporate credit bonds widened during the quarter, especially in September, leading to net gains on our net short positions. Our interest rate hedges were negatively impacted by the sharp decline in interest rates during the quarter, creating a meaningful drag on our Credit portfolio results. Our interest rate hedges are principally in the form of interest rate swaps and, to a lesser extent, Eurodollar and U.S. Treasury futures. Euro and British pound sterling foreign exchange rates were relatively stable over the period and as a result, we did not have significant gain or loss from our currency hedges. We continue to believe that the entire credit market remains vulnerable, especially to substantial unexpected increases in long-term interest rates. Given the level of volatility that we have seen throughout 2015, we also believe that credit markets are vulnerable to potential additional spread widening and we intend to continue to hedge our portfolio using CDS indices and other credit hedging instruments. We believe that our publicly-traded partnership structure affords us valuable flexibility, especially with respect to our ability to reduce exposures nimbly through hedging both credit and interest rate risks. At the same time, we believe that additional spread widening could lead to attractive opportunities in many sectors in which we are active.
Despite difficult market conditions and generally widening credit spreads, our CMBS strategy, including hedges, generated positive income during the third quarter. CMBS had a strong start to the third quarter with a meaningful rally in CMBX and new issue credit spreads. However, the volatile conditions in global financial markets ultimately put widening pressure on CMBS spreads. For the nine months ended September 30, 2015, CMBS, new issuance totaled $46.5 billion, an 8% increase year-over-year. This strong supply added to widening pressure on credit spreads. New issue CMBS underperformed the broader credit markets, while legacy CMBS generally outperformed, holding steady for most of the quarter until finally weakening into the broader market decline in September. As of September 30, 2015, our CMBS bond portfolio was comprised of new issue "B-pieces" that we purchased at original issuance. B-pieces are the most subordinated (and therefore the highest yielding and riskiest) CMBS tranches. Though we had slowed our acquisition pace of B-pieces given weakening credit quality and less attractive yields, enhanced investor pricing power and collateral composition capabilities amidst the market weakness has made the ongoing investment opportunity more appealing. By purchasing new issue B-pieces, we believe that we are often able to effectively "manufacture" our risk more efficiently than what is generally available in the secondary market, and to better target the collateral profiles and structures we prefer. Over the course of the quarter, we net sold assets in our CMBS portfolio and we also trimmed the size of our CMBS derivative portfolio. We were able to decrease the size of our portfolio exposure before the majority of the sell-off in September and our selling activity resulted in modest net gains for the quarter. As of September 30, 2015, our investment in U.S. CMBS was $32.2 million, as compared to $38.6 million as of June 30, 2015.
We remain active in distressed small balance commercial loans. As of September 30, 2015, our portfolio included twenty five loans and two REO properties with an aggregate value of $62.4 million, as compared to twenty loans and one REO property with an aggregate value of $57.4 million as of June 30, 2015. The number and aggregate value of loans held, as well as the income generated by our loans, may fluctuate significantly from period to period, especially as loans are resolved or sold. We continue to acquire small balance commercial loans through existing channels, and we continue to seek to further broaden our investment sourcing capabilities. Our distressed small balance commercial loan portfolio performed well during the third quarter.
During the third quarter, overall market volatility also impacted European MBS/ABS and CLOs. In general, the lack of liquidity exhibited in the second quarter not only persisted into the third quarter, but deteriorated further. Most dealers, not wanting to add risk but also not wanting to realize losses, exhibited little appetite to add or sell bonds. Despite the weakness, we were net sellers during the quarter and the sales we transacted were mainly focused around CLOs. Some of our CLO holdings had been upgraded from non-investment grade to investment grade and, as a result, experienced a spike in price. Additionally, some of our holdings were called at par, also generating gains. During the third quarter, we continued to actively trade our European RMBS holdings, rotating out of positions that we felt were reasonably valued and into other more attractively priced positions. Given the summer lull in Spain, we were not able to acquire any new packages of non-performing Spanish consumer, residential, or commercial mortgage loans, but this remains an area of focus for us as we continue to believe that the Spanish non-performing loan market will present additional attractive opportunities. Net of hedges, including currency hedges, our European non-dollar denominated portfolio generated modest positive income for the third quarter. As of September 30, 2015, our investments in European non-dollar denominated assets totaled $77.8 million, as compared to $102.3 million as of June 30, 2015. As of September 30, 2015 our total holdings of European non-dollar denominated assets included $38.0 million in RMBS, $10.3 million in CMBS, $26.3 million in CLOs, $3.0 million in ABS, and $0.3 million in distressed corporate debt. As of June 30, 2015 our total holdings of European non-dollar denominated assets included $35.6 million in RMBS, $11.3 million in CMBS, $51.2 million in CLOs, and $3.9 million in ABS, and $0.4 million in distressed corporate debt. These assets include securities denominated in British pounds as well as in euros.
The effect of market volatility in the third quarter on U.S. CLOs was bifurcated between new issue CLOs, which experienced significant credit spread widening, and legacy CLOs, which held up much better. Legacy CLO securitizations continue to de-leverage, reducing the risk and therefore the price volatility of legacy CLO securities. Meanwhile, new issue CLOs continue to be adversely impacted by aggressive selling by large banks in advance of quarter end, as they contended with the balance sheet limitations imposed by the Volker Rule. Our portfolio declined in size over the course of the quarter, in part because certain of our CLO equity positions were optionally redeemed. Since we owned these CLO equity positions at a discount to net asset value, they benefited from the optional redemptions. Within our U.S. CLO portfolio, we remain focused on the legacy sector, where we continue to find opportunities in both mezzanine and equity tranches. In contrast, we continue to believe that more recently issued CLOs do not currently provide attractive risk-adjusted returns, particularly given that the underlying loans were generally originated with relaxed underwriting standards, or "covenant light" features. In addition, we believe that high-yield corporate credit will experience more volatility over the near to medium term, which would negatively impact new issue CLOs. Including credit hedges, our U.S. CLO portfolio contributed modestly to our third quarter results. Our U.S. CLO portfolio declined to $30.5 million as of September 30, 2015, from $47.2 million as of June 30, 2015.
We remain active in non-performing and sub-performing U.S. residential mortgage loans, or "residential NPLs." Year-to-date through September 30, 2015, the sales volume of widely distributed offerings of residential NPLs was largely on track with 2014 levels at approximately $15 billion, with a significant portion of the volume coming from the U.S. Department of Housing and Urban Development, the Government Sponsored Enterprises, or "GSEs," and large banks. The GSEs are relative newcomers to the group of sellers and have ramped up their presence, with Fannie Mae and Freddie Mac now being programmatic sellers and representing the largest source, providing approximately one-third of non-performing legacy loan supply so far this year. The residential NPL market remains crowded and highly competitive, particularly for larger pools. REITs, private equity firms, and large investment management firms remain the most significant purchasers. Notwithstanding the volatility in the broader credit markets, residential NPL pools performed well during the third quarter. During the quarter, we were net sellers of residential NPLs, and, as a result, our portfolio decreased in size. Our residential NPL portfolio generated modest positive income during the third quarter and our strategy continues to focus on smaller, less-competitive, mixed legacy pools sourced from motivated sellers. We expect to evaluate additional such transactions during the fourth quarter given the healthy supply in the market. As of September 30, 2015, we held $24.7 million in residential NPLs and related foreclosure property as compared to $28.4 million as of June 30, 2015.
During the third quarter, under flow agreements with multiple originators, we continued to add to our consumer loan portfolio, which includes unsecured loans as well as auto loans. Our U.S. consumer loan and ABS portfolio performed well in the third quarter, and we expect its contribution to increase as the portfolio continues to ramp up in volume. We are also actively evaluating other consumer loan originators with whom we may enter into flow arrangements. During the third quarter, we executed a financing agreement, and borrowings under this facility are secured by the majority of our purchased consumer loans. As of September 30, 2015, our investments in U.S. consumer loans and ABS totaled $74.7 million, as compared to $48.5 million as of June 30, 2015.
We continue to take a measured approach with our distressed corporate debt investments. The distressed debt market experienced ongoing significant weakness in the third quarter across several key segments including oil and gas, coal, and iron ore, but also in new sectors including telecommunications. This in turn led many of the various distressed debt indices to produce negative returns for the quarter. For example, the distressed segment of the Barclays High Yield Index was down over 30% in the third quarter. Against this backdrop, we have kept our portfolio small, continued to focus on senior secured leverage loans, and avoided crowded distressed trades. While we believe that there could be significant opportunity in distressed debt in the near future, we expect to remain cautious and plan to make purchases opportunistically if attractive entry points arise. During the third quarter, our distressed corporate debt portfolio generated a modest net loss, inclusive of credit hedges. As of September 30, 2015, our holdings of distressed corporate debt, including related equity and the underlying value of loans acquired through total return swap contracts, totaled $60.9 million, as compared to $56.4 million as of June 30, 2015.
During the third quarter, we continued to ramp up our "non-QM" mortgage strategy. We currently have non-QM flow agreements with two mortgage originators in which we have invested. While over the near term we expect the purchase flow to be modest, we believe that it will grow meaningfully over the medium to longer term. After an initial ramp-up period, we would also expect to finance most of the loans we acquire using reverse repurchase agreements or other financing arrangements. As of September 30, 2015, our non-QM mortgage loans, including outstanding mortgage loan purchase commitments, totaled $8.3 million. We are also continuing to explore making investments in other mortgage originators where we see opportunities to enhance longer term enterprise values and/or to establish strategic relationships, including where we could gain access to desirable assets, such as through flow agreements.
Agency
Our Agency strategy generated a gross loss of $1.8 million, or $0.05 per share, during the third quarter of 2015. The significant decline in interest rates during the third quarter led to net losses on our interest rate hedges, offsetting income from our Agency RMBS.
Consistent with past quarters, as of September 30, 2015, our Agency RMBS were principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other characteristics.
Yield spreads on Agency RMBS widened in the third quarter, especially in the latter part of the quarter. While Agency RMBS are not generally considered to have credit risk, their yield spreads nevertheless widened in the third quarter in sympathy with many credit-sensitive sectors, including corporate bonds and CMBS. Typically, the principal factor that drives the underperformance of Agency RMBS relative to interest rate swaps and U.S. Treasury securities is an actual or market-anticipated increase in prepayments. While prepayments did increase slightly during the third quarter, they remain relatively low given the absolute level of mortgage rates. Thus the yield spread widening of Agency RMBS was considered more technical in nature, as opposed to reflecting fundamental underperformance.
Interest rate swap spreads also exhibited an unusually high level of volatility during the quarter, with the 10-year swap spread to U.S. Treasury securities actually becoming negative for the first time since 2010. This contributed further to the widening in yield spreads between Agency RMBS and interest rate swaps, which was the primary cause of the substantial underperformance of our Agency RMBS portfolio relative to our swap hedges during the third quarter.

Specifically, for the quarter ended September 30, 2015, we had total net realized and unrealized gains of $5.7 million, or $0.17 per share, on our aggregate Agency RMBS portfolio, while we had net realized and unrealized losses of $16.2 million, or $0.48 per share, from our interest rate hedging portfolio.
Notwithstanding the general underperformance of Agency RMBS relative to interest rate swaps during the third quarter, specified Agency pools performed well relative to their generic pool counterparts, as their inherent prepayment protection characteristics increased their attractiveness in light of falling interest rates and the heightened possibility of future prepayment increases. Over the course of the quarter, pay-ups on our specified pools increased to 0.91% as of September 30, 2015 from 0.75% as of June 30, 2015. Pay-ups are price premiums for specified pools relative to their TBA counterparts.

Over the course of the third quarter, TBA roll prices weakened. Because we generally carry a net short position in TBAs to hedge interest rate risk, this weakening augmented the performance of our Agency strategy. We actively traded our Agency RMBS portfolio during the third quarter in order to take advantage of volatility and harvest modest gains. Our portfolio turnover for the quarter was 19% (as measured by sales and excluding paydowns), and we captured net realized gains of $0.9 million, excluding hedges.
During the third quarter, we continued to focus our Agency RMBS purchasing activity primarily on specified pools, especially those with higher coupons. As of September 30, 2015, the weighted average coupon on our fixed rate specified pools was 4.04%. We also continued to be active in the reverse mortgage pool sector, and we added to our holdings during the quarter as their yield spreads increased in sympathy with those of the broader market. Our Agency RMBS portfolio also includes a small allocation to Agency ARMs and Agency IOs. Notwithstanding the recent declines in interest rates, we believe that there remains a heightened risk of substantial interest rate and prepayment volatility in the near term, thus reinforcing the importance of our ability to hedge our risks using a variety of tools, including TBAs.
Our net Agency premium as a percentage of our long Agency RMBS holdings is one metric that we use to measure our overall prepayment risk. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to our long Agency RMBS had a notional value of $638.3 million and a fair value of $684.4 million as of September 30, 2015, and a notional value of $614.8 million and a fair value of $654.5 million as of June 30, 2015. The lower our net Agency premium, the less we believe we are exposed to market-wide increases in Agency RMBS prepayments. As of September 30, 2015 and June 30, 2015, our net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 3.3% and 3.0%, respectively. Excluding TBA positions used to hedge our long Agency RMBS portfolio, our Agency premium as a percentage of fair value was approximately 7.2% and 6.6% as of September 30, 2015 and June 30, 2015, respectively. These percentages may fluctuate from period to period based on market factors, including interest rates and mortgage rates, as well as, with respect to the net percentages, the degree to which we hedge prepayment risk with short TBAs. We believe that our focus on purchasing pools with specific prepayment characteristics provides a measure of protection against prepayments.
In the aftermath of the significant third quarter yield spread widening, and with prepayments remaining relatively muted despite continued low levels of mortgage rates, we believe that Agency RMBS currently offer very attractive net interest margins and overall relative value.
Financial Results
We prepare our financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, our investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
We also measure our performance based on our diluted net-asset-value-based total return, which measures the change in our diluted book value per share and assumes the reinvestment of dividends at diluted book value per share and the conversion of all convertible units into common shares at their issuance dates. Diluted net-asset-value-based total return was 0.51% and 4.79% for the quarter and nine months ended September 30, 2015. Based on our diluted net-asset-value-based total return of 161.02% from our inception (August 17, 2007) through September 30, 2015, our annualized inception-to-date diluted net-asset-value-based total return was 12.54% as of September 30, 2015.

The following table summarizes our operating results for the quarters ended September 30, 2015 and June 30, 2015(1):

	Quarter Ended September 30, 2015	Per Share	% of Average Equity	Quarter Ended June 30, 2015	Per Share	% of Average Equity	Nine Months Ended September 30, 2015	Per Share	% of Average Equity
(In thousands, except per share amounts)
Credit:
Non-Agency MBS, mortgage loans, ABS, and other:
Interest income and other income	$16,553	$0.48	2.15%	$17,797	$0.52	2.27%	$51,996	$1.53	6.67%
Net realized gain	12,119	0.35	1.58%	11,208	0.33	1.43%	34,202	1.00	4.39%
Change in net unrealized gain (loss)	(19,060)	(0.56)	(2.48)%	(9,000)	(0.26)	(1.15)%	(34,237)	(1.00)	(4.39)%
Net interest rate hedges(2)	(2,853)	(0.08)	(0.37)%	900	0.03	0.12%	(5,790)	(0.17)	(0.74)%
Net credit hedges and other activities(3)	6,804	0.20	0.88%	(1,507)	(0.05)	(0.19)%	7,948	0.23	1.02%
Interest expense	(1,453)	(0.04)	(0.19)%	(1,586)	(0.05)	(0.20)%	(4,805)	(0.14)	(0.62)%
Other investment related expenses	(1,473)	(0.04)	(0.19)%	(1,163)	(0.03)	(0.15)%	(3,456)	(0.10)	(0.44)%
Total non-Agency MBS, mortgage loans, ABS, and other profit	10,637	0.31	1.38%	16,649	0.49	2.13%	45,858	1.35	5.89%
Agency RMBS:
Interest income	10,086	0.30	1.31%	8,204	0.24	1.05%	27,298	0.80	3.50%
Net realized gain	900	0.03	0.12%	476	0.01	0.06%	7,861	0.23	1.01%
Change in net unrealized gain (loss)	4,848	0.14	0.63%	(13,750)	(0.40)	(1.75)%	(3,622)	(0.11)	(0.46)%
Net interest rate hedges and other activities(2)	(16,339)	(0.48)	(2.12)%	7,707	0.23	0.98%	(22,365)	(0.66)	(2.87)%
Interest expense	(1,272)	(0.04)	(0.17)%	(1,069)	(0.03)	(0.14)%	(3,360)	(0.10)	(0.43)%
Total Agency RMBS profit (loss)	(1,777)	(0.05)	(0.23)%	1,568	0.05	0.20%	5,812	0.16	0.75%
Total non-Agency and Agency MBS, mortgage loans, ABS, and other profit	8,860	0.26	1.15%	18,217	0.54	2.33%	51,670	1.51	6.64%
Other interest income (expense), net	4	—	0.00%	8	—	0.00%	(13)	—	0.00%
Other expenses	(4,937)	(0.14)	(0.64)%	(5,002)	(0.15)	(0.64)%	(15,090)	(0.44)	(1.94)%
Net increase in equity resulting from operations	$3,927	$0.12	0.51%	$13,223	$0.39	1.69%	$36,567	$1.07	4.70%
Less: Net increase in equity resulting from operations attributable to non-controlling interests	31			71			258
Net increase in shareholders' equity resulting from operations(7)	$3,896	$0.12	0.51%	$13,152	$0.39	1.69%	$36,309	$1.07	4.70%
Weighted average shares and convertible units(4) outstanding	34,080			34,091			34,087
Average equity (includes non-controlling interests)(5)	$769,780			$782,691			$778,999
Weighted average shares and LTIP units outstanding(6)	33,868			33,879			33,875
Average shareholders' equity (excludes non-controlling interests)(5)	$763,446			$776,485			$772,839

(1)	Conformed to current period presentation.

(2)	Includes TBAs and U.S. Treasuries, if applicable.

(3)	Includes equity strategies and related hedges.

(4)	Convertible units include Operating Partnership units attributable to non-controlling interests and LTIP units.

(5)	Average equity and average shareholders' equity are calculated using month end values.

(6)	Excludes Operating Partnership units attributable to non-controlling interests.

(7)
Per share information is calculated using weighted average shares and LTIP units outstanding. Percentage of average equity is calculated using average shareholders' equity, which excludes non-controlling interests.

Portfolio
The following tables summarize our portfolio holdings as of September 30, 2015 and June 30, 2015:
Investment Portfolio

	September 30, 2015					June 30, 2015
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS and Residential Mortgage Loans	$505,560	$317,076	$62.72	$303,798	$60.09	$613,651	$402,122	$65.53	$376,453	$61.35
Non-Agency CMBS and Commercial Mortgage Loans	190,393	95,234	50.02	99,481	52.25	210,513	103,179	49.01	107,124	50.89
ABS and Consumer Loans	113,347	111,726	98.57	111,475	98.35	116,014	113,796	98.09	115,780	99.80
Total Non-Agency MBS, Mortgage loans, and ABS and Consumer Loans	809,300	524,036	64.75	514,754	63.60	940,178	619,097	65.85	599,357	63.75
Agency RMBS:
Floating	16,232	17,226	106.12	17,114	105.43	17,833	18,882	105.89	18,728	105.02
Fixed	1,035,035	1,113,616	107.59	1,099,464	106.22	950,984	1,016,592	106.90	1,008,275	106.02
Reverse Mortgages	56,281	62,002	110.17	61,717	109.66	53,117	58,613	110.35	58,517	110.17
Total Agency RMBS	1,107,548	1,192,844	107.70	1,178,295	106.39	1,021,934	1,094,087	107.06	1,085,520	106.22
Total Non-Agency and Agency MBS, Mortgage loans, and ABS and Consumer Loans	$1,916,848	$1,716,880	$89.57	$1,693,049	$88.32	$1,962,112	$1,713,184	$87.31	$1,684,877	$85.87
Agency Interest Only RMBS	n/a	$28,355	n/a	$29,381	n/a	n/a	$30,385	n/a	$30,277	n/a
Non-Agency Interest Only and Principal Only MBS and Other(2)	n/a	29,245	n/a	34,673	n/a	n/a	43,620	n/a	44,188	n/a
TBAs:
Long	$53,868	$55,116	$102.32	$54,709	$101.56	$25,090	$24,933	$99.38	$24,891	$99.20
Short	(829,088)	(882,650)	106.46	(880,077)	106.15	(1,063,670)	(1,119,975)	105.29	(1,120,845)	105.38
Net Short TBAs	$(775,220)	$(827,534)	$106.75	$(825,368)	$106.47	$(1,038,580)	$(1,095,042)	$105.44	$(1,095,954)	$105.52
Short U.S. Treasury Securities	(79,750)	(79,953)	100.25	(79,239)	99.36	(39,000)	(38,396)	98.45	(38,531)	98.80
Short European Sovereign Bonds	(24,567)	(25,152)	102.38	(26,044)	106.02	(24,600)	(25,013)	101.68	(26,079)	106.01
Repurchase Agreements	109,591	109,591	100.00	110,060	100.43	53,790	53,788	100.00	53,799	100.02
Corporate Debt	62,352	28,247	45.30	34,724	55.69	45,593	26,278	57.64	29,543	64.80
Non-Exchange Traded Preferred and Common Equity Investment in Mortgage-Related Entities	n/a	16,055	n/a	16,179	n/a	n/a	16,204	n/a	16,238	n/a
Non-Exchange Traded Corporate Equity	n/a	5,951	n/a	5,819	n/a	n/a	6,145	n/a	5,819	n/a
Real Estate Owned	n/a	14,830	n/a	14,714	n/a	n/a	9,502	n/a	9,087	n/a
Total Net Investments		$1,016,515		$1,007,948			$740,655		$713,264

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Other includes equity tranches of CLOs and non-Agency residual MBS.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates. We actively invest in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that we use TBAs primarily to hedge the risk of rising interest rates on our long holdings, we generally carry a net short TBA position.
Derivatives Portfolio(1)

	September 30, 2015		June 30, 2015
(In thousands)	Notional Value	Fair Value	Notional Value	Fair Value
Mortgage-Related Derivatives:
Long CDS on RMBS and CMBS Indices	$46,725	$(4,481)	$61,075	$(6,445)
Short CDS on RMBS and CMBS Indices	(59,146)	2,912	(64,458)	2,532
Short CDS on Individual RMBS	(17,465)	8,665	(18,174)	9,169
Net Mortgage-Related Derivatives	(29,886)	7,096	(21,557)	5,256
Long CDS referencing Corporate Bond Indices	377,478	34,580	432,911	61,542
Short CDS referencing Corporate Bond Indices	(603,856)	(32,108)	(315,202)	(24,400)
Short CDS on Corporate Bonds	(11,170)	(452)	(9,970)	(320)
Purchased Put Options on CDS on Corporate Bond Indices(2)	101,208	898	74,556	564
Written Put Options on CDS on Corporate Bond Indices(3)	(26,359)	(150)	—	—
Written Call Options on CDS on Corporate Bond Indices(4)	(722,700)	(1,050)	(518,680)	(1,334)
Long Total Return Swaps on Corporate Equities(5)	25,983	4	54,960	(2)
Short Total Return Swaps on Corporate Equities(5)	(4,753)	—	(78,997)	(13)
Long Total Return Swaps on Corporate Loans(6)	41,908	(2,879)	35,969	(1,656)
Interest Rate Derivatives:
Long Interest Rate Swaps	1,086,418	24,313	826,718	8,465
Short Interest Rate Swaps	(1,543,661)	(27,350)	(1,163,590)	(2,747)
Long U.S. Treasury Note Futures(7)	59,200	172	204,300	46
Long Eurodollar Futures(8)	14,000	38	23,000	24
Long Equity Index Futures (9)	—	—	8,321	(10)
Short Eurodollar Futures(8)	(734,000)	(970)	(644,000)	(457)
Short U.S. Treasury Note Futures(10)	(26,300)	(232)	—	—
Purchased Payer Swaptions	73,300	46	126,000	(40)
Written Payer Swaptions	(49,700)	(44)	—	—
Purchased Receiver Swaptions	118,000	316	29,000	710
Purchased Straddle Swaptions	—	—	22,000	(30)
Written Receiver Swaptions	(207,000)	(221)	(13,000)	(594)
Written Straddle Swaptions	—	—	(14,000)	9
Purchased Call Options on U.S. Treasury Security Futures(11)	5,800	177	—	—
Written Put Options on Eurodollar Futures(12)	(5,800)	(59)	—	—
Total Net Interest Rate Derivatives		(3,814)		5,376
Other Derivatives:
Long Foreign Currency Forwards(13)	33,615	(141)	13,856	(126)
Short Foreign Currency Forwards(14)	(99,922)	974	(114,200)	1,113
Warrants(15)	1,554	100	1,554	100
Mortgage Loan Purchase Commitments(16)	4,773	11	1,680	—
Total Net Derivatives		$3,069		$46,100

(1)
In the table above, fair value of certain derivative transactions are shown on a net basis. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of September 30, 2015, derivative assets and derivative liabilities were $74.0 million and $70.9 million, respectively, for a net fair value of $3.1 million, as reflected in "Total Net Derivatives" above. As of June 30, 2015, derivative assets and derivative liabilities were $91.7 million and $45.6 million, respectively, for a net fair value of $46.1 million, as reflected in "Total Net Derivatives" above.

(2)	Represents the option on our part to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(3)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would receive a fixed rate and pay credit protection payments.

(4)	Represents the option on the part of a counterparty to enter into a CDS on a corporate bond index whereby we would pay a fixed rate and receive credit protection payments.

(5)	Notional value represents number of underlying shares times the closing price of the underlying security.

(6)	Notional value represents outstanding principal balance on underlying corporate debt.

(7)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of September 30, 2015 and June 30, 2015, a total of 307 and 1,644 contracts were held, respectively.

(8)	Every $1,000,000 in notional value represents one contract.

(9)	Notional value represents the number of contracts held times 50 times the Index price at period end; as of June 30, 2015, 81 contracts were held.

(10)	Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of September 30, 2015 a total of 263 contracts were held.

(11)	Represents the option on our part to enter into a futures contract with a counterparty; as of September 30, 2015 58 call options contracts were held.

(12)	Represents the option on the part of a counterparty to enter into a futures contract with us; as of September 30, 2015 58 put options contracts were held.

(13)	Notional amount represents U.S. Dollars to be paid by us at the maturity of the forward contract.

(14)	Notional amount represents U.S. Dollars to be received by us at the maturity of the forward contract.

(15)	Notional amount represents number of warrants.

(16)	Notional amount represents principal balance of mortgage loan purchase commitments. Actual loan purchases are contingent upon successful loan closings in accordance with agreed-upon parameters.
Our net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The mix and composition of our derivative instruments may vary from period to period.
The following table summarizes, as of September 30, 2015, the estimated effects on the value of our portfolio, both overall and by category, of hypothetical, immediate, 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency RMBS - ARM Pools	$121	$(142)
Agency RMBS - Fixed Pools and IOs	18,750	(25,603)
TBAs	(9,873)	14,785
Non-Agency RMBS, CMBS, Other ABS, and Mortgage Loans	2,984	(2,654)
Interest Rate Swaps	(9,982)	9,514
Options on Interest Rate Swaps and Futures	897	(894)
U.S. Treasury Securities	(2,616)	2,514
Eurodollar and U.S. Treasury Futures	(1,808)	1,731
Mortgage-Related Derivatives	(85)	107
Corporate Securities and Derivatives on Corporate Securities	648	(1,715)
Repurchase Agreements and Reverse Repurchase Agreements	(936)	980
	$(1,900)	$(1,377)

(1)
Based on the market environment as of September 30, 2015. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which we believe that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities, and reflects only sensitivity to U.S. interest rates. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of our overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of September 30, 2015	For the Quarter Ended September 30, 2015		As of June 30, 2015	For the Quarter Ended June 30, 2015
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$226,955	$255,340	2.26%	$269,445	$299,675	2.12%
Agency RMBS	1,145,839	1,107,020	0.46%	1,090,963	1,095,056	0.39%
Total Excluding U.S. Treasury Securities	1,372,794	1,362,360	0.79%	1,360,408	1,394,731	0.76%
U.S. Treasury Securities	—	16,461	(0.18)%	—	32,638	(0.01)%
Total	$1,372,794	$1,378,821	0.78%	$1,360,408	$1,427,369	0.75%
Leverage Ratio (2)	1.81:1			1.75:1
Leverage Ratio Excluding U.S. Treasury Securities (2)	1.81:1			1.75:1

(1)	Borrowed amounts exclude $0.5 million and $0.7 million in securitized debt as of September 30, 2015 and June 30, 2015, respectively, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. Our debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $0.5 million and $0.7 million as of September 30, 2015 and June 30, 2015, respectively.

Notwithstanding the decline in interest rates, repo borrowing rates were generally higher for most of the third quarter. However, following the September decision by the Federal Reserve to not raise the target federal funds rate, we have noted a decline in the cost of repo borrowing, which we believe will positively impact our fourth quarter borrowing costs.
From time to time we may have outstanding reverse repo on our positions in long U.S. Treasury securities. As of September 30, 2015 and June 30, 2015 we had no outstanding repo on U.S. Treasury positions, although during each three month period we had such repo. Our leverage ratio increased slightly to 1.81:1 as of September 30, 2015, as compared to 1.75:1 as of June 30, 2015. Our leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions, and the timing of security purchase and sale transactions.
By Remaining Maturity (1)(2)

(In thousands)	As of September 30, 2015		As of June 30, 2015
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$412,953	30.1%	$163,608	12.0%
31-60 Days	297,818	21.7%	140,488	10.3%
61-90 Days	311,288	22.7%	260,762	19.2%
91-120 Days	225,834	16.4%	206,113	15.1%
121-150 Days	4,106	0.3%	145,900	10.7%
151-180 Days	22,469	1.6%	312,866	23.0%
181-360 Days	98,326	7.2%	21,143	1.6%
> 360 Days	—	—%	109,528	8.1%
	$1,372,794	100.0%	$1,360,408	100.0%

(1)	Borrowed amounts exclude $0.5 million and $0.7 million in securitized debt as of September 30, 2015 and June 30, 2015, respectively, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that we had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that we may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

Substantially all of our borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, we also had a de minimis amount of securitized debt outstanding as of September 30, 2015 and June 30, 2015. The weighted average remaining term on our reverse repos as of September 30, 2015 and June 30, 2015 was 76 and 132 days, respectively. Towards the end of the third quarter, many of the opportunities that we were seeing to lock in financing past year end were, we believed, unattractive, even in the context of our expectations for year-end funding premiums. As a result, we intentionally shortened some of our repo maturities to avoid funding past year-end, on the belief that in the fourth quarter we would see more attractive opportunities to lock in our year-end funding.
Our borrowings outstanding under reverse repos were with a total of nineteen counterparties as of September 30, 2015. As of September 30, 2015, we held liquid assets in the form of cash and cash equivalents in the amount of $139.4 million.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of our derivatives/hedging and other investment results for the quarters ended September 30, 2015 and June 30, 2015:

(In thousands)	Quarter Ended September 30, 2015			Quarter Ended June 30, 2015
Hedges:	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized and Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(1,820)	$(9,403)	$(11,223)	$(1,187)	$6,238	$5,051
Futures	—	(453)	(453)	—	(146)	(146)
Net TBAs Held Short	—	(6,835)	(6,835)	—	3,622	3,622
Net U.S. Treasuries Held Long	(158)	(426)	(584)	(133)	320	187
Total Interest Rate Hedges	(1,978)	(17,117)	(19,095)	(1,320)	10,034	8,714
Net Credit Hedges and other activities(2)	1,462	5,342	6,804	780	(2,287)	(1,507)
Total Hedges	$(516)	$(11,775)	$(12,291)	$(540)	$7,747	$7,207

(1)	Net interest expense represents fixed rate periodic payments made by us.

(2)	Conformed to current period presentation.
Other
Our expense ratio, which we define as our annualized base management fee and other operating expenses, but excluding interest expense, other investment related expenses, and incentive fees, over average equity, was 2.6% and 2.5% for the quarters ended September 30, 2015 and June 30, 2015, respectively. We did not incur incentive fee expense for either of the second or third quarters of 2015.
Dividends, Share Repurchase Program, and Capital Management Strategy
On November 5, 2015, our Board of Directors declared a dividend of $0.50 per share for the third quarter of 2015, payable on December 15, 2015 to shareholders of record on December 1, 2015.(1) We expect to continue to recommend quarterly dividends of $0.50 per share until conditions warrant otherwise. The declaration and amount of future dividends remain in the discretion of the Board of Directors. Our dividends are paid on a quarterly basis, in arrears.
On August 3, 2015, our Board of Directors approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.7 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. During the three month period ended September 30, 2015 we repurchased 34,507 shares at an average price per share of $18.03 and a total cost of $0.6 million.
We have set our new dividend at a level commensurate with where we see our leveraged asset yields trending as we continue to realign our portfolio, based on the leveraged yields that we are seeing on the assets that we are currently accumulating, and the leveraged yields that we project will be available on the assets that we plan to purchase going forward. Given our enhanced sourcing capabilities in many of these markets, we believe that, once our portfolio realignment is complete, we will have established a yield-based earnings stream that we expect will cover our new dividend level, even before potentially enhancing returns through trading. Ultimately, if our leveraged asset yields trend even higher and our mark-to-market earnings follow suit, we will consider raising the dividend level. Since we tend to be active traders and since our mark-to-market gains and losses on our portfolio are reflected in our earnings, our actual earnings will by necessity always fluctuate from quarter to quarter.
Initially, we plan to utilize the entire difference between our prior and new dividend level to repurchase shares under the share repurchase program. This difference of $0.15 per share per quarter represents approximately $5 million of share repurchases per quarter. In addition to making discretionary repurchases during our open trading windows, we also plan to enter into a 10b5-1 plan to maximize the number of trading days available to implement these repurchases.
Ultimately, should our price-to-book ratio recover or other significant conditions change, we will consider using this extra capital for other purposes appropriate at such time, such as increasing our investments in our most compelling asset classes, or perhaps paying special dividends to the extent that our realized earnings substantially exceed our dividend level.
(1) For U.S. federal income tax purposes, the third quarter 2015 dividend will be treated as a capital distribution to shareholders of record as of December 1, 2015. In computing their 2015 U.S. federal taxable income, U.S. shareholders will generally be required to take into account their allocable share of the Company's taxable income as reported to them on their 2015 Schedules K-1.
For tax withholding purposes, the distribution consists of the following components:

Amount of Dividend
Interest Income (U.S.) that qualifies for the Portfolio Interest exception (1)	$0.4710
Other interest income (2)	$0.0060
U.S. Dividend Income (2)	$0.0230
Total Distribution Per Unit (3)	$0.5000

(1)	As described in Section 871 (h) of the Internal Revenue Code (“the Code”).

(2)	Subject to withholding under Section 1441 of the Code.

(3)
No portion of this distribution represents income effectively connected with a U.S. trade or business. Notwithstanding the foregoing, some portion of future dividends may represent income effectively connected with a U.S. trade or business.

The Company does not provide advice on tax matters to its shareholders or to broker/nominees who hold the Company's shares on behalf of their customers. The information above is provided for informational purposes only, is subject to change as more definitive information is obtained by the Company, and does not constitute tax advice. Non-U.S. holders of the Company's common shares and broker/nominees who hold shares on behalf of such holders are strongly urged to consult with their own tax advisors with regard to the U.S. federal income tax consequences of the dividends paid by the Company. This information is not intended to, and cannot, be used by any taxpayer to avoid penalties that may be imposed under U.S. federal income tax law.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that primarily acquires and manages mortgage-related assets, including residential mortgage-backed securities, residential mortgage loans, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, real property, and mortgage-related derivatives. The Company also invests in corporate debt and equity securities, collateralized loan obligations, consumer loans and asset-backed securities backed by consumer and commercial assets, non-mortgage-related derivatives, and other financial assets, including private debt and equity investments in mortgage-related entities. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, November 6, 2015, to discuss our financial results for the quarter ended September 30, 2015. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 59366377. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, November 6, 2015, at approximately 2 p.m. Eastern Time through Friday, November 13, 2015 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 59366377. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on our web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and our ability to implement our investment and hedging strategies, performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, statements regarding our net Agency premium, estimated effects on the fair value of our holdings of a hypothetical change in interest rates, statements regarding the drivers of our returns, our expected ongoing annualized expense ratio, and statements regarding our intended dividend policy including the amount to be recommended by management, and our share repurchase program. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the our Annual Report on Form 10-K filed on March 13, 2015 which can be accessed through our website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
(In thousands, except per share amounts)	September 30, 2015	June 30, 2015	September 30, 2015
Investment income
Interest income	$26,440	$25,739	$78,692
Other income	565	1,023	1,881
Total investment income	27,005	26,762	80,573
Expenses
Base management fee	2,849	2,920	8,720
Interest expense	3,073	2,867	8,926
Other investment related expenses	1,473	1,163	3,838
Other operating expenses	2,087	2,082	6,369
Total expenses	9,482	9,032	27,853
Net investment income	17,523	17,730	52,720
Net realized gain (loss) on:
Investments	8,477	14,045	32,255
Financial derivatives, excluding currency forwards	1,943	(9,693)	(13,583)
Financial derivatives—currency forwards	415	(4,320)	1,890
Foreign currency transactions	(2,555)	729	(1,092)
	8,280	761	19,470
Change in net unrealized gain (loss) on:
Investments	(20,772)	(19,875)	(39,954)
Financial derivatives, excluding currency forwards	(3,354)	10,944	4,946
Financial derivatives—currency forwards	(153)	1,704	87
Foreign currency translation	2,403	1,959	(701)
	(21,876)	(5,268)	(35,622)
Net realized and change in net unrealized gain (loss) on investments and financial derivatives	(13,596)	(4,507)	(16,152)
Net increase in equity resulting from operations	3,927	13,223	36,568
Less: Increase in equity resulting from operations attributable to non-controlling interests	31	71	259
Net increase in shareholders' equity resulting from operations	$3,896	$13,152	$36,309
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.12	$0.39	$1.07
Weighted average shares and LTIP units outstanding	33,868	33,879	33,875
Weighted average shares and convertible units outstanding	34,080	34,091	34,087

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2015	June 30, 2015(1)	December 31, 2014(2)
ASSETS
Cash and cash equivalents	$139,395	$123,856	$114,140
Restricted cash	5,580	730	—
Investments, financial derivatives, and repurchase agreements:
Investments, at fair value (Cost – $1,883,248, $1,844,920, and $2,122,326)	1,894,679	1,870,251	2,172,082
Financial derivatives–assets, at fair value (Net cost – $60,525, $87,291, and $61,560)	73,994	91,665	80,029
Repurchase agreements (Cost – $110,060, $53,799, and $172,001)	109,591	53,788	172,001
Total Investments, financial derivatives, and repurchase agreements	2,078,264	2,015,704	2,424,112
Due from brokers	163,066	122,255	146,965
Receivable for securities sold and financial derivatives	909,106	1,197,613	1,237,592
Interest and principal receivable	25,794	12,096	20,611
Other assets	2,727	2,614	1,935
Total assets	$3,323,932	$3,474,868	$3,945,355
LIABILITIES
Investments and financial derivatives:
Investments sold short, at fair value (Proceeds – $985,360, $1,185,455, and $1,290,091)	$987,755	$1,183,384	$1,291,370
Financial derivatives–liabilities, at fair value (Net proceeds – $48,316, $35,500, and $33,555)	70,925	45,565	66,116
Total investments and financial derivatives	1,058,680	1,228,949	1,357,486
Reverse repurchase agreements	1,372,794	1,360,408	1,669,433
Due to brokers	2,831	36,673	22,224
Payable for securities purchased and financial derivatives	121,645	63,200	98,747
Securitized debt (Proceeds – $499, $649, and $749)	503	655	774
Accounts payable and accrued expenses	2,807	2,676	2,798
Base management fee payable	2,849	2,919	2,963
Interest and dividends payable	2,185	2,293	2,386
Other liabilities	1,297	13	—
Total liabilities	2,565,591	2,697,786	3,156,811
EQUITY	758,341	777,082	788,544
TOTAL LIABILITIES AND EQUITY	$3,323,932	$3,474,868	$3,945,355
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(33,417,118, 33,449,678, and 33,449,678 shares issued and outstanding)	$742,494	$761,181	$772,811
Additional paid-in capital–LTIP units	9,591	9,538	9,344
Total Shareholders' Equity	752,085	770,719	782,155
Non-controlling interests	6,256	6,363	6,389
Total Equity	$758,341	$777,082	$788,544
PER SHARE INFORMATION:
Common shares, no par value	$22.51	$23.04	$23.38
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value (3)	$22.22	$22.75	$23.09

(1)	Conformed to current period presentation.

(2)	Derived from audited financial statements as of December 31, 2014.

(3)	Based on total equity excluding non-controlling interests not represented by instruments convertible into common shares.